Exhibit 99.1

August 17, 2011

Justice Department clears sale of A. O. Smith’s electric motor business to Regal Beloit

Milwaukee, Wis.—A. O. Smith Corporation (NYSE:AOS) and Regal Beloit Corporation (NYSE: RBC) have reached a final agreement with the Antitrust Division of the U.S. Department of Justice in connection with the government’s approval of A. O. Smith’s sale of its electric motor business to Regal Beloit. Subject to receipt of final court approval, the Company anticipates closing the transaction on or about Aug. 22.

“This is a critical step in completing the motor sale and redeploying the proceeds to build upon our global water heating and water treatment operations,” Paul Jones, chairman and chief executive officer of A. O. Smith Corporation, said. “In addition to the Lochinvar transaction announced last month, our acquisition pipeline is active, and we are encouraged by the opportunities we see.”

A. O. Smith entered into the definitive agreement with Regal Beloit Corporation to sell Electrical Products on Dec. 12, 2010, and as previously communicated, will receive $700 million in cash, subject to a working capital adjustment, and 2.83 million shares of Regal Beloit stock at closing.

Forward-looking statements

This release contains statements that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “guidance” or words of similar meaning. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Important factors that could cause actual results to differ materially from these expectations include, among other things, the risk that a condition

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to closing of the sale of Electrical Products Company may not be satisfied. Forward-looking statements included in this press release are made only as of the date of this release, and the company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is a global leader applying innovative technology and energy-efficient solutions to products marketed worldwide. The company is one of the world’s leading manufacturers of residential and commercial water heating equipment, offering a comprehensive product line featuring the best-known brands in North America and China.

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